Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2013, except for Note 3, as to which the date is February 21, 2014, relating to the 2012 and 2011 financial statements of AK Steel Holding Corporation appearing in the Annual Report on Form 10-K of AK Steel Holding Corporation for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

February 21, 2014